Exhibit 14


            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the use of our report dated April 18, 1995 on the financial statements and financial highlights of Federated Utility Fund, Inc. (formerly, Liberty Utility Fund, Inc.) incorporated by reference in the initial Registration Statement (Form N-14) and the related Prospectus/Proxy Statement of Federated Utility Fund, Inc.

We also consent to the use of our report dated July 14, 1995 on the financial statements and financial highlights of Fortress Utility Fund, Inc. incorporated by reference in the initial Registration Statement described above.



By:ERNST & YOUNG LLP

Pittsburgh, Pennsylvania